Exhibit 99.1
GLG ANNOUNCES PRICING OF
CONVERTIBLE SUBORDINATED NOTES
New York, May 12, 2009 – GLG Partners, Inc. (“GLG”) (NYSE: GLG), the U.S.-listed asset manager, today announced the pricing of its offerings of $200 million aggregate principal amount of its Dollar-Denominated convertible subordinated notes due 2014 (the “Dollar Notes”) and €14.6 million aggregate principal amount of its Euro-Denominated convertible subordinated notes due 2014 (the “Euro Notes”). The offerings are being made to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, in offshore transactions pursuant to Regulation S under the Securities Act and to accredited investors in transactions exempt from registration under the Securities Act. The Dollar Notes and the Euro Notes will each bear interest at a rate of 5.00% per year and will rank junior in right of payment to all of GLG’s existing and future senior indebtedness. The sale of the notes is expected to close on May 15, 2009, subject to effectiveness of the amendment to the credit agreement, closing of the loan repurchases described below and other customary closing conditions.
Noam Gottesman, Chairman and co-CEO of GLG, Emmanuel Roman, co-CEO, and Pierre Lagrange, Senior Managing Director of GLG Partners L.P., have agreed to purchase collectively $30,000,000 aggregate principal amount of the Dollar Notes from the initial purchasers as part of this offering, directly or through certain of their affiliates.
The Dollar Notes will be convertible, at the option of the holder upon the satisfaction of certain conditions, into shares of GLG’s common stock at an initial conversion rate of 268.8172 shares per $1,000 principal amount of Dollar Notes, subject to certain adjustments. The initial conversion rate is equivalent to a conversion price of approximately $3.72 per share.
The Euro Notes will be convertible, at the option of the holder upon the satisfaction of certain conditions, into shares of GLG’s common stock at an initial conversion rate of 365.1344 shares per €1,000 principal amount of Euro Notes, subject to certain adjustments. The initial conversion rate is equivalent to a conversion price of approximately €2.74 per share.

GLG intends to use the net proceeds from the offering of the notes to acquire a portion of the indebtedness outstanding under GLG’s credit agreement. GLG anticipates that approximately $285 million of $570 million principal amount of loans outstanding under the credit facility will be acquired at 60% of par value, subject to satisfaction of certain closing conditions. Any proceeds not used to acquire its outstanding indebtedness will be used for general corporate purposes to the extent permitted under the credit agreement.
The securities priced today have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any state in which such offer, solicitation or sale would be unlawful.
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Forward-looking Statements
This press release contains statements relating to future results that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “will” and other statements that are not statements of historical fact are intended to identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: the volatility in the financial markets; GLG’s financial performance; market conditions for GLG managed investment funds; performance of GLG managed investment funds, the related performance fees and the associated impacts on revenues, net income, cash flows and fund inflows/outflows; the cost of retaining GLG’s key investment and other personnel or the loss of such key personnel; risks associated with the expansion of GLG’s business in size and geographically; operational risk, including counterparty risk; litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on GLG’s resources; risks related to the use of leverage, investment in derivatives, availability of credit, interest rates and currency fluctuations; as well as other risks and uncertainties, including those set forth in GLG’s filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and GLG undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Contacts:
Investors/analysts:

GLG:	Jeffrey Rojek
Chief Financial Officer
+1 212 224 7245
jeffrey.rojek@glgpartners.com

Michael Hodes
Director of Public Markets
+1 212 224 7223
michael.hodes@glgpartners.com

Media:

Finsbury:	Rupert Younger / Talia Druker
+44 (0)20 7251 3801
glg@finsbury.com

Andy Merrill / Stephanie Linehan + 1 212 303 7600
glg@finsbury.com
SOURCE: GLG Partners, Inc.